Exhibit 5.1

August 22, 2016

Qwest Corporation

100 CenturyLink Drive

Monroe, Louisiana 71203

Re:	Qwest Corporation 6.5% Notes due 2056

Ladies and Gentlemen:

I am Senior Associate General Counsel of CenturyLink, Inc., a Louisiana corporation (“CenturyLink”), and am providing this letter as counsel to Qwest Corporation, a Colorado corporation and wholly owned subsidiary of CenturyLink (the “Company”). I have examined the Registration Statement on Form S-3, File No. 333-202411-01 (the “Registration Statement”) that CenturyLink and the Company filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, and the prospectus supplement, dated August 11, 2016, filed in definitive form by the Company with the Commission on August 12, 2016, pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”) in connection with the offering and sale on the date hereof by the Company of $977,500,000 of the Company’s 6.5% Notes due 2056 (the “Securities”).

The Securities will be issued pursuant to an Indenture, dated as of October 15, 1999, between the Company (formerly named U.S. WEST Communications, Inc.) and Bank of New York Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A. and J.P. Morgan Trust Company, National Association) (the “Original Indenture”), as amended and supplemented to the date hereof, and as will be further supplemented by the Sixteenth Supplemental Indenture between the Company and U.S. Bank National Association, as trustee, dated as of August 22, 2016 (the “Supplemental Indenture” and, together with the Original Indenture as so amended and supplemented through the date hereof, the “Indenture”).

In rendering the opinions expressed below, I have examined the originals, or copies identified to my satisfaction as being true and complete copies of the originals, of such records of the Company and certificates of individuals and such other documents as I have deemed relevant and necessary as the basis for these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons executing agreements, instruments or documents, the completeness and authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that the Securities have been duly authorized on behalf of the Company and that, assuming the Securities are duly executed, authenticated, issued and delivered as provided in the Indenture and issued and delivered to the Underwriters (as defined below) against payment therefor in accordance with the terms of the Underwriting Agreement, dated August 11, 2016, between the Company and the several underwriters named in Schedule I thereto (the “Underwriters”), the Securities will constitute valid and binding obligations of the Company.

The opinions expressed above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

For purposes of the opinion expressed herein, I have assumed that (i) the definitive terms of the Securities will be established in accordance with the provisions of the Indenture, (ii) the Trustee has duly authorized, executed and delivered the Original Indenture and the Supplemental Indenture, and is qualified under the Trust Indenture Act of 1939, (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee, and (iv) a court of competent jurisdiction would find the agreements and instruments entered into by the Company in connection with the issuance of the Securities to be entirely fair.

This letter has been furnished in accordance with applicable rules promulgated by the Commission, and is expressly limited to the specific legal issues addressed herein. I render no opinion, whether by implication or otherwise, as to any factual matter or any other legal matter relating to the Company or any of the other transactions discussed hereunder. This letter is not and should not be deemed to be a warranty that a court considering any legal issue addressed herein would not rule in a manner contrary to the opinion set forth above. This letter speaks only as of the date hereof. I assume no obligation to revise or supplement this letter should presently applicable laws be changed by legislative action, judicial decision or otherwise.

I consent to (i) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, dated August 22, 2016, (ii) the incorporation by reference of this opinion into the Registration Statement, and (iii) the use of my name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully Submitted,

/s/ Arthur Saltarelli
Arthur Saltarelli
Senior Associate General Counsel of CenturyLink